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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


               [CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO]
               (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                 PURCHASE OF FOUR BOEING 737 NG SERIES AIRCRAFT
                            DISCLOSEABLE TRANSACTION
                 FURTHER TIME-EXTENSION FOR DESPATCH OF CIRCULAR

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Reference is made to the Announcements regarding, among other things, the purchase of four Boeing 737 NG series aircraft by the Company. The Company has applied to the Stock Exchange for a further time-extension allowed for despatch of the Circular.
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Reference is made to the Company's announcement published in the newspapers on
21st December, 2005 regarding the purchase of four Boeing 737 NG series aircraft (with engines) by the Company and its announcements dated 12th January, 2006 and 3rd February, 2006 in relation to time-extensions allowed for despatch of its related circular (collectively, the "ANNOUNCEMENTS"). Terms used herein shall have the same meanings as defined and/or used in the Announcements unless the context otherwise requires.

Since the publication of the Company's announcement on 21st December, 2005, the Company has been in discussions with the Stock Exchange and the relevant parties regarding certain disclosures to be included in the Circular. The discussions have not been concluded, partly due to certain complex issues raised requiring involvement of various parties. The Company has therefore applied to the Stock Exchange for another waiver from strict compliance with the requirements under Rule 14.38 of the Listing Rules in respect of a further time-extension allowed to despatch the Circular by 31 March, 2006.



                                         By order of the board of Directors
                                               CHINA EASTERN AIRLINES
                                                 CORPORATION LIMITED
                                                     LUO ZHUPING
                                           Director and Company Secretary

The Directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
27th February, 2006